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Parent and Subsidiaries                             EXHIBIT 21

City National Corporation
       City National Financial Services, Inc. (99.56%)
       City National Bank
             RNB Trust Deed Services, Inc.
             Inland Data Services, Inc.
             Citinational Bancorporation
             City National Mortgage Company


City National Corporation is a corporation organized under the laws of the State of Delaware. City National Bank Financial Services, Inc. is a corporation organized under the laws of the State of California and is 99.56% owned by City National Corporation with the remaining .46% owned by City National Bank. City National Bank is a national banking association organized under the laws of the United States of America. Each of the other above-named subsidiaries is a corporation organized under the laws of the State of California. Registrant owns 100% of the outstanding capital stock of City National Bank ("Bank"). The Bank owns 100% of the outstanding common stock of Citinational Bancorporation, City National Mortgage Company, RNB Trust Deed Services, Inc., and Inland Data Services, Inc. The consolidated financial statements in the Registrant's Annual Report to Shareholders include Registrant, Bank, City National Financial Services, Inc., Citinational Bancorporation, City National Mortgage Company, RNB Trust Deed Services, Inc. and Inland Data Services, Inc.